Exhibit 10.17

Amendment to Amended and Restated License and Supply Agreement

This Second Amendment to License and Supply Agreement (the “Amendment”) is made effective as of October 8, 2021, by and between Biofrontera Pharma GmbH, a German corporation with its principal offices at Hemmelrather Weg 201, 51377 Leverkusen, Germany (“PHARMA”), Biofrontera Bioscience GmbH, a German corporation with its principal offices at Hemmelrather Weg 201, 51377 Leverkusen, Germany (“BIOSCIENCE”) and Biofrontera Inc., a Delaware corporation with its principal place of business at 120 Presidential Way, Woburn, MA 01801, USA (“INC”). PHARMA, BIOSCIENCE, and Inc may collectively be referred to as the “Parties” or individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the LSA.

Recitals

Whereas, the Parties have entered into a License and Supply Agreement, dated as of October 1, 2016, which was first amended as of July 01, 2019 (with said first amendment erroneously referring to the LSA’s effective date as July 15, 2016) and subsequently amended and restated in its entirety on June 17, 2021 (collectively, the “LSA” or the “Agreement”); and

Whereas, the Parties wish to modify or specify the respective aspects of the Agreement.

Now, therefore, in consideration of the foregoing and the agreements contained here, the Parties hereto, intending to be legally bound hereby agree as follows:

Agreement

1.	Amendment to LSA. As of the effective date of this Amendment:

a.	Section 6.2 of the LSA shall be amended to read in its entirety as follows (added language appears in italics, deleted language appears in ~~strikethrough)~~:

“The price of any unit of the Licensed Product supplied by PHARMA to INC according to this Agreement (the “Transfer Price”) shall, subject to what is set out in Sections 6.2 - 6.5, be a certain ~~fifty~~ percentage ~~(50%)~~ of the “Anticipated Net Price Per Unit”, i.e. the gross price INC or its Affiliates, respectively, are reasonably anticipating, from time to time, to charge to their unrelated Third Party customers in good faith, arm’s length transactions, for the supply of the Licensed Products during the following Commercial Year (the “INC Ex Works Price”) less any allowable deductions as detailed under the definition of Net Sales (the “Deductions”), as specified below:

-	50% of the Anticipated Net Price Per Unit on the first $30 million USD in revenue from sales of Licensed Products during a given calendar year;

-	40% of the Anticipated Net Price Per Unit on all revenue generated from sales of Licensed Products between $30 million USD and $50 million USD during a given calendar year;

-	30% of the Anticipated Net Price Per Unit on all revenue generated from sales of Licensed Products above $50 million USD during a given calendar year.

~~.~~ In any event, the Transfer Price shall not be less than [***] US dollars ($[***]) per unit. Any deduction shall be documented in reasonable detail and subject to audit by PHARMA. The Transfer Price shall always be subject to any applicable value added tax or similar sales taxes.”

b.	Section 7.1(b) of the LSA shall be amended to read in its entirety as follows (added language appears in italics, deleted language appears in ~~strikethrough)~~:

“In the event that, during the Term, PHARMA and/or BIOSCIENCE develop~~s~~ any Improvements with respect to the use of Licensed Products in the Field, PHARMA and/or BIOSCIENCE will, and hereby do~~es~~, grant INC an exclusive, royalty-free, fully paid-up license in the Field and in the Territory to use such Improvements during the Term.

c.	Section 7.1(c) of the LSA shall be amended to read in its entirety as follows (added language appears in italics, deleted language appears in ~~strikethrough)~~:

“PHARMA and BIOSCIENCE have the obligation to ~~undertake clinical development in~~ continue to pursue, in good faith, all Improvements that are currently in development by PHARMA and/or BIOSCIENCE in a timely manner at their own cost for the improvement of the US label of the Licensed Product(s) in order to fully exploit the market potential of such Product(s). A complete list of the Improvements that are currently in development is provided as Exhibit A. PHARMA and/or BIOSCIENCE may, but are not obligated to, pursue additional future Improvements (i.e. those Improvements not listed on Exhibit A) at their own cost for the improvement of the US label of the Licensed Product(s) in order to further exploit the market potential of such Product(s). ~~If INC reasonably demonstrates that a specific improvement of the label will be mutually beneficial for the future sales of the Product(s), thereby taking the cost of the trial into consideration, and PHARMA or BIOSCIENCE nevertheless refuse to perform or finance the necessary clinical trials at their own cost. Then INC has, irrespective of Section 10.10, the right to organize and finance such trials, and subtract the cost from the Transfer Price at future shipments. Any such subtractions cannot reduce the transfer price to less than [***]% of its normal value. If the Parties fail to agree on the mutual benefit of a particular clinical trial, then an independent expert will be agreed upon whose opinion will be binding for the Parties.~~

d.	Section 7.2(b) of the LSA shall be deleted in its entirety and replaced only with “[Reserved]”.

e.	Section 7.3(b) of the LSA shall be deleted in its entirety and replaced only with “[Reserved]”.

2.	Continuing Effect of Original Agreement. This Amendment shall only serve to amend and modify the LSA to the extent specifically provided herein. All terms, conditions, provisions, exhibits and references of and to the LSA that are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On and after the date of this Amendment, each reference in the LSA to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the LSA, including the exhibits relating thereto, in any other agreements, documents or instruments executed and delivered pursuant to the LSA, shall mean and be a reference to the LSA as amended by this Amendment; provided, that references to “the date of this Agreement,” “the date hereof,” and other similar references in the LSA shall continue to refer to the date of the original LSA and not to the date of this Amendment.

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IN WITNESS WHEREOF, the Parties have executed this Amendment to Amended and Restated License and Supply Agreement as of the date first set forth above.

Biofrontera Pharma GmbH		Biofrontera Inc.

Date:	October 8, 2021	Date:	October 8, 2021
by:	/s/[***]	by:	/s/[***]
Name and Title		Name and Title

by:	/s/[***]	by:	/s/[***]
Name and Title		Name and Title

Biofrontera Bioscience GmbH

Date:	October 8, 2021
by:	/s/[***]
Name and Title

by:	/s/[***]
Name and Title

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Exhibit A

Amended and Restated License and Supply Agreement

Improvements that are Currently in Development (Section 7.1(b))

Product	Indication	Study type	Anticipated start of patient recruitment
BF-RhodoLED® XL	PDT lamp for illumination of larger body regions	Not applicable	submitted to FDA in Q2 2021
Ameluz®	Actinic keratosis	Pharmacokinetics study	completed
Ameluz®	Superficial basal cell carcinoma	Phase III	ongoing
Ameluz®	Actinic keratosis	Phase I safety study with 3 tubes of Ameluz®	H2 2021
Ameluz®	Moderate to severe acne	Phase IIb	H2 2021
Ameluz®	Actinic keratosis	Phase III on face and scalp with 3 tubes and pain-reducing illumination protocol	2022
Ameluz®	Actinic keratosis	Phase III on trunk & extremities	2022
Ameluz®	Squamous cell carcinoma in situ	Phase III	2023

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